Exhibit 99.1

EARNINGS RELEASE	July 25, 2007

NORTHWEST PIPE REPORTS RECORD QUARTERLY SALES

Portland, Oregon, July 25, 2007. Northwest Pipe Company (NASDAQ: NWPX) today reported the highest quarterly sales in its history. Sales for the second quarter of 2007 were $101.9 million compared to $77.9 million in the second quarter of 2006. Net income for the second quarter of 2007 was $5.7 million, or $0.61 per diluted share, compared to $7.3 million, or $1.03 per diluted share, in the second quarter of 2006, which included a $7.7 million pretax, non-recurring gain on the sale of the Riverside property. Excluding the sale of the Riverside property, results were stronger in the second quarter of 2007 than in the second quarter of 2006.

Water Transmission

Sales in the Water Transmission Group for the second quarter of 2007 were $69.5 million compared to $51.3 million for the second quarter of 2006. Gross profit for the second quarter of 2007 was $15.1 million, or 21.7% of sales, compared to $9.8 million, or 19.1% of sales in the second quarter of 2006.

“The Water Transmission Group sales in the second quarter of this year were consistent with our expectations. Margins also improved, showing the benefits of higher plant utilization for the quarter,” said Dunham.

Tubular Products

The Tubular Products Group’s sales were $28.9 million in the second quarter of 2007 compared to $22.6 million for the second quarter of 2006. Gross profit was $3.6 million, or 12.5% of sales for the second quarter of 2007, compared to $2.7 million, or 11.7% of sales for the second quarter of 2006. This is the highest quarterly sales and gross profit for this Group since 2004.

Fabricated Products

Sales in the Fabricated Products Group were $3.5 million in the second quarter of 2007 compared to $3.9 million for the same period in 2006. Gross profit was $113,000, or 3.2% of sales in the second quarter of 2007, compared to $334,000, or 8.5% of sales for the second quarter of 2006.

Acquisition of Continental Pipe Manufacturing

The Company completed the purchase of Continental Pipe Manufacturing Company’s Pleasant Grove, Utah manufacturing plant at the beginning of July 2007. “This facility’s additional capacity will help support the Water Transmission Group’s growth in the coming years,” said Dunham. “This facility did not have much backlog when we acquired it, so we expect a slow start. However, by the beginning of 2008, we should start seeing the benefits of this acquisition.”

Outlook

The Company reported a strong backlog of $192.2 million as of June 30, 2007. “We continue to expect the total 2007 market to exceed the 2006 market with strong bookings and sales in the second half of 2007. Due to timing issues, we expect third quarter revenues to be down somewhat from this quarter, with a stronger fourth quarter. We continue to project record results for this Group,” said Dunham.

“The Tubular Products Group should continue at approximately its current level in the third quarter and decrease in the fourth quarter, as a result of normal seasonality. We are on track to reach our near-term sales goal of $100 million in 2007,” stated Dunham. “In addition, with the improvement in gross profit as a percent of sales, we have the opportunity to record our strongest year in this Group since 2004.”

The Fabricated Products Group is expected to continue at its current level in sales and profitability through the rest of this year. “As we have stated before, the long-term opportunity in this Group is in supporting our water transmission business,” noted Dunham. “We will continue to increase production of pipe fittings at this facility in the months ahead and we have transitioned management responsibility for this Group to John Peterson, who heads up our Saginaw, Texas Division of the Water Transmission Group.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in three business groups. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has ten manufacturing facilities across the United States and Mexico.

Forward Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange

Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer
503-946-1200

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30

	2007	2006	2007	2006
Net Sales:
Water Transmission	$69,477	$51,343	$134,057	$107,290
Tubular Products	28,918	22,593	51,901	41,493
Fabricated Products	3,502	3,920	6,675	7,891

Net Sales	101,897	77,856	192,633	156,674

Cost of Sales:
Water Transmission	54,426	41,527	105,270	87,301
Tubular Products	25,290	19,939	45,963	36,931
Fabricated Products	3,389	3,586	6,504	7,174

Total Cost of Sales	83,105	65,052	157,737	131,406

Gross Profit:
Water Transmission	15,051	9,816	28,787	19,989
Tubular Products	3,628	2,654	5,938	4,562
Fabricated Products	113	334	171	717

Gross Profit	18,792	12,804	34,896	25,268

Selling, General and Administrative	7,973	6,894	15,275	13,310
Gain on Sale of Asset	—	(7,674)	—	(7,674)

Operating Income	10,819	13,584	19,621	19,632
Interest Expense	1,833	1,729	3,437	3,487

Income Before Income Taxes	8,986	11,855	16,184	16,145
Provision for Income Taxes	3,324	4,532	5,988	6,184

Net Income	$5,662	$7,323	$10,196	$9,961

Basic Earnings per Share	$0.63	$1.07	$1.14	$1.45

Diluted Earnings per Share	$0.61	$1.03	$1.11	$1.40

Shares Used in Per Share Calculation:
Basic	8,940	6,854	8,932	6,848

Diluted	9,221	7,131	9,217	7,128

NORTHWEST PIPE COMPANY

SELECTED BALANCE SHEET AND OTHER DATA

(Dollar amounts in thousands)

	June 30, 2007	December 31, 2006
Assets:
Cash and Cash Equivalents	$250	$4,259
Trade and Other Receivables, Net	65,657	68,425
Cost and Estimated Earnings in Excess of Billings on Uncompleted Contracts	79,821	74,353
Inventories	63,638	79,300
Other Current Assets	9,876	11,177

Total Current Assets	219,242	237,514
Property and Equipment, Net	168,456	160,776
Other Assets	26,755	26,161

Total Assets	$414,453	$424,451

Liabilities:
Current Maturities of Long-Term Debt	$4,402	$9,663
Accounts Payable	29,717	50,865
Accrued Liabilities	13,740	10,243

Total Current Liabilities	47,859	70,771
Long-Term Note Payable to Financial Institution	49,001	43,000
Other Long-Term Debt, Less Current Maturities	40,710	47,915
Other Liabilities	33,879	31,939

Total Liabilities	171,449	193,625
Stockholders’ Equity	243,004	230,826

Total Liabilities and Stockholders’ Equity	$414,453	$424,451

Other Data:
Working Capital	$171,383	$166,743
Capital Expenditures	8,832	58,428
Depreciation and Amortization	2,518	3,782
Debt as a Percent of Capitalization	26.9%	29.5%